Exhibit 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Incline Therapeutics, Inc.
(A Development Stage Company)
Years Ended December 31, 2012 and 2011, and for the
Period From December 3, 2009 (Inception) Through
December 31, 2012
With Report of Independent Auditors

Incline Therapeutics, Inc.
(A Development Stage Company)

Consolidated Financial Statements

Years Ended December 31, 2012 and 2011, and for the
Period From December 3, 2009 (Inception) Through December 31, 2012

Report of Independent Auditors

The Board of Directors and Stockholders

Incline Therapeutics, Inc.

We have audited the accompanying consolidated financial statements of Incline Therapeutics, Inc., which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended and for the period from December 3, 2009 (inception) through December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Incline Therapeutics, Inc. at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for the years then ended and for the period from December 3, 2009 (inception) through December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Redwood City, CA

May 14, 2013

Incline Therapeutics, Inc.

(A Development Stage Company)

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$6,691	$21,650
Loan receivable — related party, current	63	—
Prepaid expenses	332	259
Total current assets	7,086	21,909

Property and equipment, net	7,063	7,391
Restricted cash	20	20
Loan receivable — related party, net of current	31	67
Other assets	14	14
Total assets	$14,214	$29,401

Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$1,199	$626
Other accrued liabilities	1,398	332
Total current liabilities	2,597	958

Option payment	3,500	3,500
Deferred rent, net of current portion	—	7
Total liabilities	6,097	4,465

Commitments and contingencies

Redeemable convertible preferred stock, $1.00 par value — 48,750,000 shares authorized as of December 31, 2012 and 2011; 43,500,000 shares issued and outstanding as of December 31, 2012 and 2011 (aggregate liquidation preference of $43,500 as of and December 31, 2012 and 2011)	43,203	43,203

Stockholders’ deficit:
Common stock, $0.0001 par value — 57,500,000 shares authorized as of December 31, 2012 and 2011; 4,595,000 and 4,570,000 shares issued and outstanding as of December 31, 2012 and 2011	—	—
Additional paid-in capital	224	42
Deficit accumulated during the development stage	(35,310)	(18,309)
Total stockholders’ deficit	(35,086)	(18,267)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$14,214	$29,401

The accompanying notes are an integral part of these consolidated financial statements.

Incline Therapeutics, Inc.

(A Development Stage Company)

Consolidated Statements of Operations and Comprehensive Loss

(In Thousands)

			Period From December 3, 2009 (Inception)
	Years Ended December 31		Through December 31,
	2012	2011	2012
Operating expenses:
Research and development	$14,340	$9,976	$29,881
Acquired in-process research and development	—	—	3,620
General and administrative	2,592	2,022	5,579
Total operating expenses	16,932	11,998	39,080

Loss from operations	(16,932)	(11,998)	(39,080)

Other income, net:
Lapse of Cadence Option	—	3,500	3,500
Other income (expense), net	(69)	69	270
Total other income (expense), net	(69)	3,569	3,770

Net loss	$(17,001)	$(8,429)	$(35,310)

Comprehensive loss	$(17,001)	$(8,429)	$(35,310)

The accompanying notes are an integral part of these consolidated financial statements.

Incline Therapeutics, Inc.

(A Development Stage Company)

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In Thousands, Except Share and Per Share Data)

						Deficit
						Accumulated
	Redeemable Convertible				Additional	During the	Total
	Preferred Stock		Common Stock		Paid-In	Development	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stage	Deficit
Balance — December 3, 2009 (Inception)	—	$—	—	$—	$—	$—	$—
Proceeds from issuance of common stock to founders at $0.001 per share for cash in December 2009	—	—	1,800,000	—	2	—	2
Proceeds from issuance of common stock to founders and employees at $0.01 per share for cash in June 2010	—	—	2,775,000	—	27	—	27
Proceeds from issuance of Series A redeemable convertible preferred stock at $1.00 per share for cash in June 2010, net of issuance costs of $264	21,047,712	20,784	—	—	—	—	—
Issuance of Series A redeemable convertible preferred stock in cancellation of debt at $1.00 per share	452,288	452	—	—	—	—	—
Issuance of Series A redeemable convertible preferred stock for product market research report at $1.00 per share	500,000	500	—	—	—	—	—
Net loss	—	—	—	—	—	(9,880)	(9,880)
Balance — December 31, 2010	22,000,000	21,736	4,575,000	—	29	(9,880)	(9,851)
Repurchase of common stock from employees at $0.01 per share for cash in February 2011	—	—	(5,000)	—	—	—	—
Proceeds from issuance of Series A redeemable convertible preferred stock at $1.00 per share for cash in September 2011, net of issuance costs of $34	21,500,000	1,467	—	—	—	—	—
Stock-based compensation	—	—	—	—	13	—	13
Net loss	—	—	—	—	—	(8,429)	(8,429)
Balance — December 31, 2011	43,500,000	43,203	4,570,000	—	42	(18,309)	(18,267)
Exercise of stock options	—	—	25,000	—	4	—	4
Stock-based compensation	—	—	—	—	178	—	178
Net loss	—	—	—	—	—	(17,001)	(17,001)
Balance — December 31, 2012	43,500,000	$43,203	4,595,000	$—	$224	$(35,310)	$(35,086)

The accompanying notes are an integral part of these consolidated financial statements.

Incline Therapeutics, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows

(In Thousands)

			Period From
			December 3,
			2009
			(Inception)
			Through
	Years Ended December 31		December 31,
	2012	2011	2012
Operating activities
Net loss	$(17,001)	$(8,429)	$(35,310)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	615	120	752
Lapse of Cadence Option	—	(3,500)	(3,500)
Related-party loan forgiven	33	33	66
Stock-based compensation	178	13	191
Issuance of Series A redeemable convertible preferred shares in exchange for product market research	—	—	500
Write-off of acquired in-process research and development	—	—	3,620
Changes in operating assets and liabilities:
Other receivables	—	244	—
Prepaid expenses	(73)	506	(332)
Other assets	—	—	(14)
Accounts payable	573	113	1,199
Other accrued liabilities	1,071	(640)	1,396
Deferred rent	(12)	(6)	2
Net cash used in operating activities	(14,616)	(11,546)	(31,430)

Investing activities
Transfer to restricted cash	—	—	(20)
Purchase of property and equipment	(287)	(3,429)	(7,815)
Receipt of Cadence Option payment	—	3,500	7,000
Purchase of acquired in-process research and development	—	—	(3,620)
Net cash (used in) provided by investing activities	(287)	71	(4,455)

Incline Therapeutics, Inc.

(A Development Stage Company)

Consolidated Statements of Cash Flows (continued)

(In Thousands)

			Period From
			December 3,
			2009
			(Inception)
			Through
	Years Ended December 31		December 31,
	2012	2011	2012
Financing activities
Proceeds from bridge loan	$—	$—	$452
Loan to a related party	(60)	—	(160)
Repurchase of common stock	—	—	—
Proceeds from issuance of common stock	4	—	34
Net proceeds from issuance of Series A redeemable convertible preferred stock	—	21,466	42,250
Net cash (used in) provided by financing activities	(56)	21,466	42,576

Net (decrease) increase in cash and cash equivalents	(14,959)	9,991	6,691
Cash and cash equivalents — beginning of period	21,650	11,659	—
Cash and cash equivalents — end of period	$6,691	$21,650	$6,691

Supplemental disclosures of noncash investing and financing information
Conversion of bridge loan to redeemable convertible preferred stock	$—	$—	$452

The accompanying notes are an integral part of these consolidated financial statements.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements

1. Organization and Summary of Significant Accounting Policies

Organization

Incline Therapeutics, Inc. (the Company) was incorporated in the state of Delaware on December 3, 2009. The Company is a hospital-focused specialty pharmaceutical company focused on the development of fentanyl iontophoretic transdermal system (IONSYS), an investigational product intended to provide patient-controlled analgesia for adult patients in hospitals requiring opioids following surgery. The Company’s headquarters is based in Redwood City, California.

The Company has been involved primarily in performing research and development activities, hiring personnel, and raising capital to support and expand these activities since incorporation. Accordingly, the Company is considered to be in the development stage. The Company operates in one business segment, the development of pharmaceutical products.

On December 11, 2012, the Company entered into an Agreement and Plan of Merger with The Medicines Company, a Delaware corporation. On January 4, 2013, The Medicines Company completed the acquisition of the Company pursuant to this agreement, with the Company becoming a wholly owned subsidiary of The Medicines Company (see Note 13).

Basis of Presentation and Use of Estimates

The accompanying financial statements have been prepared in accordance with U.S. generally accepted accounting principles (US GAAP). The preparation of financial statements in conformity with US GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses, and related disclosures. Those estimates and assumptions include, but are not limited to, the valuation of preferred stock, common stock, stock-based compensation, estimated useful lives of property and equipment, clinical trial accruals, and certain other accrued liabilities. The Company evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjust, those estimates and assumptions when facts and circumstances dictate. Actual results could materially differ from those estimates and assumptions.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Consolidation

These financial statements have been prepared in accordance with US GAAP and include the accounts of the Company and its wholly owned subsidiary, Incline Therapeutics Europe Limited. All significant intercompany transactions and balances have been eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of money market funds and are stated at fair value.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents. The Company’s cash and cash equivalents are held by two financial institutions that management believes are of high credit quality. Such deposits may, at times, exceed federally insured limits. The Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company is subject to all of the risks inherent in an early-stage company developing a new medical device. These risks include, but are not limited to, limited management resources, dependence upon medical acceptance of the product in development, regulatory approvals, successful clinical trials, availability and willingness of patients to participate in human trials, and competition in the pharmaceutical industry. The Company’s operating results may be materially affected by the foregoing factors.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over their estimated useful lives or the remaining lease term, whichever is shorter. Depreciation begins at the time the asset is placed in service. Maintenance and repairs are charged to operations as incurred.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

The useful lives of property and equipment are as follows:

Computer equipment	3 years

Office furniture and equipment	5 years

Manufacturing and tooling equipment	5 – 7 years

Leasehold improvements	Shorter of lease term or estimated useful life

Impairment of Long-Lived Assets

The carrying amounts of the Company’s long-lived assets, including property and equipment, are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired asset. The Company has not recorded impairment of any long-lived assets since inception.

Restricted Cash

The Company has a credit card agreement under which a minimum level of cash collateral must be maintained. This cash collateral is classified as restricted cash on the accompanying consolidated balance sheets.

Deferred Rent

The Company’s lease agreement provides for an escalation of rent payments in future periods. The Company records rent expense on a straight-line basis over the lease term. The difference between the amount of expense recognized and the amount of rent paid is recorded as deferred rent.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Research and Development Costs

Research and development expenditures are expensed to operations as incurred. Major components of research and development expenses consist of personnel costs, facility-related costs and fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf. Costs to acquire technologies to be used in research and development that have not reached technological feasibility and have no alternative future use are expensed to research and development when incurred.

Clinical Trial Accruals

Clinical trial costs are a component of research and development expenses. The Company accrues and expenses clinical trial activities performed by third parties based upon actual work completed in accordance with agreements established with clinical research organizations and clinical sites. The Company determines the actual costs through review of documentation, discussions with internal personnel, and data provided by external service providers as to the progress or stage of completion of trials or services and the agreed-upon fee to be paid for such services. Nonrefundable advance payments for goods and services that will be used or rendered in future research and development activities are deferred and recognized as expense in the period that the related goods are delivered or services are performed. Clinical trial accruals are included in other accrued liabilities on the accompanying consolidated balance sheets.

Stock-Based Compensation

The cost of stock-based awards is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period for those awards ultimately expected to vest. The fair value of stock-based awards to employees is estimated using the Black-Scholes option-pricing model. The Company estimates forfeitures of stock-based awards based on an analysis of actual forfeitures, employee turnover, and other related factors. Forfeiture estimates are revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Equity instruments granted to nonemployees are valued using the Black-Scholes valuation model and are subject to periodic revaluation over their vesting terms. Nonemployee stock compensation is recognized upon vesting of the stock options, which is commensurate with the period over which services are provided.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

1. Organization and Summary of Significant Accounting Policies (continued)

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized. Due to the Company’s lack of earnings history, net deferred tax assets have been fully offset by a valuation allowance.

The Company recognizes benefits of uncertain tax positions if it is more likely than not that such positions will be sustained upon examination based solely on their technical merits as the largest amount of benefit that is more likely than not to be realized upon the ultimate settlement.

Recently Issued and Adopted Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220) -Presentation of Comprehensive Income, which changed the requirement for presenting “Comprehensive Income” in financial statements. The update requires an entity to present the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. ASU 2011-05 is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. Early adoption is permitted. The Company adopted ASU 2011-05 on January 1, 2012, and there have been no material items qualifying as other comprehensive income or loss, and, therefore, for all periods presented, the Company’s comprehensive loss was the same as net loss.

In May 2011, the Financial Accounting Standards Board (FASB) issued a new accounting standard on fair value measurements that clarifies the application of existing guidance and disclosure requirements, changes certain fair value measurement principles, and requires additional disclosure about fair value measurements that are estimated using significant unobservable (Level 3) inputs. This new guidance is to be applied prospectively, and the Company is required to adopt this standard in 2012. The Company adopted this guidance on January 1, 2012, and the adoption had no material impact on its financial statements.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

2. Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

A fair value hierarchy was established which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value are as follows:

Level I — Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date

Level II — Inputs that are observable, unadjusted quoted prices in active markets for similar assets or liabilities, unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities

Level III — Unobservable inputs that are significant to the measurement of the fair value of the assets or liabilities that are supported by little or no market data

As of December 31, 2012 and 2011, the Company’s cash equivalents and restricted cash consisted of money market funds. The Company has not had any realized or unrealized gains or losses on financial assets at either December 31, 2012 or December 31, 2011, or for the period from December 3, 2009 (inception) through December 31, 2012. The money market funds are Level I assets and are valued using quoted prices for identical instruments in active markets.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

3. Property and Equipment, Net

Property and equipment, net consists of the following (in thousands):

	December 31
	2012	2011

Computer equipment	$84	$84
Office furniture and equipment	44	33
Manufacturing and tooling equipment	2,816	1,981
Leasehold improvements	1,558	1,558
	4,502	3,656
Less accumulated depreciation and amortization	(752)	(136)
Manufacturing equipment — not yet placed in service	3,266	3,266
Construction in progress	47	605
Property and equipment, net	$7,063	$7,391

Depreciation expense, including depreciation of leasehold improvements during the years ended December 31, 2012 and 2011, and the period from December 3, 2009 (inception) through December 31, 2012, was $615000, $120,000, and $752,000, respectively.

In February 2011, the Company entered into an agreement with a contract manufacturer (the CMO), whereby the Company paid the CMO to construct a dedicated controlled ISO 8 environment suite (clean room) with suitable controls for the production of the IONSYS product. Upon completion of clean room construction in December 2011, the Company has received access to and started utilizing the clean room. The Company is currently in the process of completing the negotiation with the CMO for a long-term manufacturing and supply agreement that is expected to contain provisions for the clean room lease by the Company. Accordingly, the Company classified its investment in the clean room construction as leasehold improvements and is amortizing the costs over the expected lease term of 10 years.

The manufacturing and tooling equipment — not yet placed in service, which is held at a third-party warehouse, pertains to commercial manufacturing equipment the Company expects to use to manufacture IONSYS in the future.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

3. Property and Equipment, Net (continued)

Construction-in-progress includes qualification costs incurred for the Company’s manufacturing and research and development equipment, which were completed in 2012 for approximately $560,000.

4. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31
	2012	2011

Accrued bonus	$563	$215
Deferred rent, current portion	7	12
Other	828	105
Total accrued liabilities	$1,398	$332

5. License and Asset Transfer Agreement

In June 2010, the Company entered into a license and asset transfer agreement with ALZA Corporation (ALZA) to develop and commercialize the IONSYS product worldwide. Per the terms of the agreement, the Company made an upfront nonrefundable payment to ALZA of $7.5 million for the license and IONSYS manufacturing equipment, and incurred transaction costs of $107,000. As part of this agreement, the Company received an exclusive, worldwide license to IONSYS, including the machinery and trademark, and all know-how, patent rights, clinical trial data, and manufacturing data.

The acquisition has been accounted for as an asset acquisition, and the consideration transferred was allocated to the manufacturing equipment acquired and acquired in-process research and development (IPR&D) on a relative fair value basis as follows (in thousands):

Manufacturing equipment	$3,987
Acquired IPR&D	3,620
Total purchase consideration	$7,607

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

5. License and Asset Transfer Agreement (continued)

The acquired in-process research and development of $3.6 million was expensed during the year ended December 31, 2010, given there was no alternative future use for such asset.

Under this agreement, the Company is required to make additional payments to ALZA of up to $115.5 million, based upon the achievement of various sales milestones related to the development and commercialization of IONSYS. Such milestones include filing acceptance of a Marketing Authorization Application, Food and Drug Administration approval, first commercial sale, and achievement of various levels of sales. The Company is also required to pay royalties to ALZA based on future sales of IONSYS. The Company has not recognized any amounts related to these future milestones or royalties, as no such events are probable of occurrence at either December 31, 2012 or December 31, 2011.

6. Option Agreement

In June 2010, the Company entered into an option agreement with Cadence Pharmaceuticals, Inc. (Cadence). Under the terms of the agreement, the Company received an upfront, nonrefundable payment of $3.5 million for granting Cadence an exclusive, irrevocable option to purchase all of the Company’s outstanding preferred and common shares (the 2010 Option).

The $3.5 million payment was recognized as a liability until such time that the option was either exercised or expired. The 2010 Option expired unexercised in September 2011. As the Company had no performance or other obligations upon the expiration of the 2010 Option, the $3.5 million was recognized as other income during 2011.

In accordance with the option agreement, the Company received a second payment of $3.5 million at the final closing of the second tranche of Series A redeemable convertible preferred stock (Series A Preferred Stock), which occurred in September 2011 (the 2011 Option). The 2011 Option extended Cadence’s option to acquire the Company through the earliest to occur of (1) 30 calendars days after written notice by the Company that a supplemental New Drug Application (NDA) for IONSYS is accepted by the FDA, (2) the completion of an initial public offering (IPO) with gross proceeds of at least $40.0 million, or (3) 42 months from September 13, 2011, the date of the final closing of the second tranche of Company Series A Preferred Stock. In the event that the Company has not filed an IPO or had their NDA accepted by the FDA, Cadence has the option, at its sole discretion, to extend the term of the option to acquire the Company beyond the expiration date for up to two additional three-month periods by paying additional extension payment fees of $2.5 million for each extension.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

6. Option Agreement (continued)

The 2011 Option was terminated unexercised in January 2013 upon completion of the Company’s acquisition by The Medicines Company (see Note 13).

7. Commitments and Contingencies

Operating Leases

In June 2010, the Company entered into a lease agreement for office space in Redwood City. The lease is for 36 months and commenced in June 2010. The office lease agreement includes scheduled rent increases over the lease term. Rent increases, including the impact of the first month’s rent abatement, are recognized as deferred rent and amortized on a straight-line basis over the term of the lease. In addition, in June 2010, the Company entered into a 36-month equipment operating lease with no scheduled lease increases. Lease expense is recognized as incurred.

As of December 31, 2012, the aggregate future noncancelable minimum lease payments under our operating lease arrangements are as follows (in thousands):

Years ending December 31
2013	$97
2014	8
2015	2
$107

Rent expense under the operating leases was $158,000, $163,000, and $375,000 during the years ended December 31, 2012 and 2011, and the period from December 3, 2009 (inception) through December 31, 2012.

Guarantees and Indemnifications

As permitted under California law and in accordance with the Company’s bylaws, the Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The Company believes the fair value of these indemnification agreements is minimal. Accordingly, the Company has not recorded any liabilities associated with these indemnification agreements as of December 31, 2012 and 2011.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

8. Notes Receivable — Related Parties

In June 2010, the Company advanced $100,000 to its President and Chief Operating Officer in exchange for a secured promissory note. The promissory note bears interest at 2.0% per annum and is secured by a pledge of certain shares of the Company’s common stock that are held by the Company’s President and Chief Operating Officer. The note and the interest are being forgiven by the Company in three equal annual increments beginning in June 2011, provided the President and Chief Operating Officer remains employed at each of these dates.

On June 1, 2012, the Company advanced $60,000 to its Chief Commercial Officer in exchange for a promissory note. The promissory note bears interest at 2.0% per annum and is full recourse. The note and the interest are being forgiven by the Company in two equal annual increments, beginning in May 2013, provided the Chief Commercial Officer remains employed at each of these dates.

9. Redeemable Convertible Preferred Stock

The holders of Series A redeemable convertible preferred stock (Series A Preferred Stock) have various rights, preferences, and privileges, as follows:

Conversion Rights

Each share of Series A Preferred Stock is convertible at the shareholders’ option at any time into common stock into the number which results from dividing the Conversion Price per share in effect at the time into $1.00 per share of Series A Preferred Stock being converted. The current conversion price is $1.00 and is subject to adjustment for anti-dilution, stock splits, reclassification, and the like. Conversion of all outstanding Series A Preferred Stock is automatic upon the closing of a firmly underwritten public offering in which the aggregate valuation of the Company at the time of the offering is not less than $40.0 million (prior to deduction for expenses relating to such public offering) and the price to the public is at least $3.00 per share (subject to adjustment for stock splits, stock dividends, combinations, and the like).

Voting Rights

Each holder of shares of Series A Preferred Stock is entitled to voting rights equivalent to the number of common stock into which the respective shares are convertible. Certain financing, acquisition, disposition, and recapitalization transactions require the vote of a majority of the shares of the outstanding preferred stock.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

9. Redeemable Convertible Preferred Stock (continued)

The authorized number of directors is seven. The holders of the Series A Preferred Stock are entitled to elect four members of the Board of Directors at each meeting, and holders of common stock are entitled to elect one director. Redeemable convertible preferred shareholders together with common shareholders, voting together as a single class, are entitled to elect the remaining two members of the Board of Directors.

Liquidation Rights

In the event of a liquidation or winding up of the Company, whether voluntary or involuntary, before payment is made to the holders of any other series of preferred stock or to the holders of common stock, holders of the Series A Preferred Stock are entitled to be paid a liquidation preference equal to the sum of (A) $1.00 per share plus (B) all declared but unpaid dividends as of the date the liquidation value is determined. The remaining assets shall be distributed among the holders of the common stock ratably based on the number of shares of common stock held and the holders of the Series A Preferred Stock on an as-converted to common stock basis until each share of Series A Preferred Stock has received an aggregate distribution of $3.00 plus all declared but unpaid dividends as of the liquidation date. At that point, no further payments shall be made to the holders of Series A Preferred Stock and any remaining assets shall be distributed ratably among the common stock holders. If assets are insufficient to make payments in full to all holders of the Series A Preferred Stock, then the assets for consideration will be distributed ratably among the holders of the Series A Preferred Stock.

Dividend Rights

Holders of Series A Preferred Stock are each entitled to noncumulative dividends at $0.08 per share, per annum. The dividends are payable in preference and priority to any common stock dividends only if and when declared by the Board of Directors. No dividends have been declared by the Board of Directors.

Redemption Rights

Upon receiving a written request at any time from the holders of 65% of the outstanding shares of Series A Preferred Stock, we shall redeem the amount equal to all of the shares of Series A Preferred Stock that are outstanding on the date we receive such written redemption request.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

9. Redeemable Convertible Preferred Stock (continued)

We recorded the redeemable convertible preferred stock at fair value on the dates of issuance, net of issuance costs. We classify the redeemable convertible preferred stock outside of stockholders’ deficit because the shares contain redemption features that are not solely within our control.

10. Stock-Based Awards

2010 Equity Incentive Plan

In June 1, 2010, the Company’s Board of Directors adopted the 2010 Equity Incentive Plan (the 2010 Plan). The 2010 Plan provides for the award of restricted shares, grants of incentive and nonstatutory stock options, and stock appreciation rights. Awards can be made to employees, directors, and consultants at the discretion of management and the Board of Directors.

Incentive stock options may be granted to employees with exercise prices of not less than the estimated fair value of common stock, and nonstatutory stock options may be granted by the Board of Directors to nonemployees at an exercise price of not less than 100% of the estimated fair value of the common stock, on the date of grant. Options granted to individuals owning more than 10% of the total combined voting power of all classes of stock may be granted at an exercise price of not less than 110% of the estimated fair value of the common stock on the date of grant. Stock options granted under the Plan generally vest over a period of four years from the date of the grant, with 25% of the total grant vesting on the first anniversary of the option vesting commencement date and 1/36 of the remaining grant vesting each month thereafter. Options granted under the Plan expire no later than 10 years from the date of grant. Restricted stock issuances are subject to the Company’s right of repurchase at the original issuance price, which right lapses over the vesting period of the stock.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

10. Stock-Based Awards (continued)

A summary of activity under the 2010 Plan and related information are as follows:

	Shares Available for Grant	Options Outstanding	Weighted- Average Exercise Price	Aggregate Intrinsic Value

Outstanding — December 3, 2009 (inception)	—	—	$—
Stock awards authorized	1,850,000	—
Options granted	(100,000)	100,000	0.10
Restricted stock awards	(1,425,000)	—
Outstanding — December 31, 2010	325,000	100,000	0.10
Stock awards authorized	3,500,000	—
Options granted	(2,610,000)	2,610,000	0.29
Options and awards cancelled	20,000	(20,000)	0.10
Restricted stock awards repurchased	5,000	—
Outstanding — December 31, 2011	1,240,000	2,690,000	0.28
Options granted	(755,000)	755,000	0.29
Options exercised	—	(25,000)	0.18
Options and awards cancelled	80,000	(80,000)	0.18
Outstanding — December 31, 2012	565,000	3,340,000
Vested and exercisable — December 31, 2012		851,560	0.28	$9,300
Vested and expected to vest — December 31, 2012		3,237,320	0.29	15,000

The following table summarizes information about stock options outstanding under the 2010 Plan as of December 31, 2012 and 2011:

	As of December 31, 2012
	Number of Shares Underlying Outstanding Options	Weighted- Average Remaining Contractual Life (Years)
Exercise Price
$0.10	80,000	7.64
$0.29	3,260,000	8.85
	3,340,000

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

10. Stock-Based Awards (continued)

	As of December 31, 2011
	Number of Shares Underlying Outstanding Options	Weighted- Average Remaining Contractual Life (Years)
Exercise Price
$0.10	105,000	8.7
$0.18	80,000	9.5
$0.29	2,505,000	9.7
	2,690,000

The weighted-average grant-date estimated fair value of options granted during the years ended December 31, 2012 and 2011, was $0.29 and $0.19 per share, respectively. The intrinsic value of options exercised was $3,000 and $0 during the years ended December 31, 2012 and 2011, respectively, and $3,000 for the period from December 3, 2009 (inception) through December 31, 2012.

Stock Options Granted to Nonemployees

During the years ended December 31, 2012 and 2011, we granted 60,000 and nil stock options to nonemployees of the Company. As of December 31, 2012, there were nonemployee options to purchase 65,000 shares of common stock outstanding, with exercise prices ranging from $0.10 to $0.29 per share and contractual lives up to 10 years. The stock-based compensation expense for these nonemployee options is not material from inception to date and is included in total stock-based compensation expense.

Restricted Stock Awards

During the year ended December 31, 2010, the Company sold and issued to its employee executives 4,575,000 shares of restricted common stock for $30,000. Of these shares, 1,862,500 shares vest 25% after the one year anniversary from the date of the grant and 1/36 monthly thereafter, 2,025,000 shares vest monthly over 36 months, and the remaining 687,500 shares

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

10. Stock-Based Awards (continued)

vested immediately upon issuance. Upon voluntary or involuntary termination of employment or services, the Company has an irrevocable and exclusive option to repurchase all or any portion of the unvested shares at the original issue price per share. As of December 31, 2012 and 2011, 525,000 and 1,388,542 such shares remain unvested, respectively.

Stock Compensation Expense

The total stock-based compensation recognized for stock-based awards is as follows (in thousands):

	Years Ended December 31		Period From December 3, 2009 (Inception) Through December 31,
	2012	2011	2012

Research and development	$86	$13	$99
General and administrative	92	—	92
Total stock-based compensation	$178	$13	$191

As of December 31, 2012, the Company had $442,000 of unrecognized compensation expense related to unvested stock options, which is expected to be recognized over an estimated weighted-average period of 2.8 years.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

10. Stock-Based Awards (continued)

The estimated grant date fair value of our equity-based awards issued to employees was calculated using the Black-Scholes option-pricing model, based on the following assumptions:

	Years Ended December 31		Period From December 3, 2009 (Inception) Through December 31,
	2012	2011	2012

Expected term (in years)	6.0 – 6.1	6.0 – 6.1	6.0 – 6.3
Risk-free interest rate	0.8% – 1.7%	1.2% – 1.7%	0.8% – 3.3%
Expected volatility	60.2% – 80.4%	60.2% – 79.9%	60.2% – 80.4%
Dividend rate	—	—	—

The fair value of each grant of stock options was determined by our board of directors using the Black-Scholes option-pricing model and assumptions discussed below. Each of these inputs is subjective and generally requires significant judgment to determine.

Expected Term — The expected term represents the period that our stock-based awards are expected to be outstanding. For option grants that are considered to be “plain vanilla,” we determine the expected term using the “simplified” method. Under this method, the expected term is estimated to be the average of the time-to-vesting and the contractual life of the options. For other option grants, we estimate expected term using historical data on employee exercises and post-vesting employment termination behavior, taking into account the contractual life of the award.

Risk-Free Interest Rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero coupon U.S. Treasury notes, with maturities approximately equal to the option’s expected term.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

10. Stock-Based Awards (continued)

Expected Volatility — Since we do not have a trading history of our common stock, the expected volatility was derived from the average historical stock volatilities of several unrelated public companies within our industry that we consider to be comparable to our business over a period equivalent to the expected term of the stock option grants.

Dividend Rate — The expected dividend was assumed to be zero, as we have never paid dividends and have no current plans to do so.

Fair Value of Common Stock — The fair value of the shares of common stock underlying the stock options has historically been determined by our Board of Directors, with input from management. Because there has been no public market for our common stock, our Board of Directors has determined the fair value of the common stock at the time of grant of the option by considering a number of objective and subjective factors, including valuations of comparable companies, sales of our redeemable convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of our capital stock, and general and industry-specific economic outlook.

Bonus Plan

The Company has an employee bonus plan through which award payments may be made in cash, through the issuance of stock, stock options, or another form of equity award, at the discretion of the Compensation Committee of the Company’s Board of Directors. In the event bonus award payments are made through the issuance of stock options, the stock options issued will be subject to the terms and conditions of the 2010 Equity Incentive Plan.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

11. Income Taxes

No provision for income taxes has been recorded due to the operating losses incurred since inception. Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the deferred tax assets are as follows (in thousands):

	Year Ended December 31
	2012	2011

Deferred tax assets:
Net operating loss carryforwards	$12,470	$5,845
Depreciation and amortization	777	740
Research and development credit	334	334
Other	265	108
Total deferred tax assets	13,846	7,027
Valuation allowance	(13,846)	(7,027)
Net deferred tax assets	$—	$—

Depreciation and amortization includes the tax effect of acquired in-process research and development of $3.6 million that was charged to expense in 2010 given there was no alternative future use for such assets.

Realization of deferred tax assets is dependent on future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $6.8 million, $3.0 million, and $13.8 million during the years ended December 31, 2012 and 2011, and the period from December 3, 2009 (inception) through December 31, 2012.

As of December 31, 2012, the Company had federal and net operating loss (NOLs) carryforwards of approximately $31.4 million and $30.5 million, respectively, which are available to reduce future taxable income. The federal and state NOLs will start to expire in 2029 and 2030, if not utilized. The Company also had federal and state research and development tax credit carryforwards of $336,000 and $166,000, respectively, all of which is available to offset future tax liabilities. The federal credits will expire in 2030 if not utilized. The state credits do not expire.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

11. Income Taxes (continued)

As indicated in Note 13, the Company was acquired by The Medicines Company in January 2013, which most likely resulted in a change in ownership under certain Internal Revenue Code and similar state provisions. Accordingly, utilization of the Company’s tax operating loss and tax credit carryforwards may be subject to annual limitations that could result in the expiration of such net operating losses and tax credits before their utilization.

It is the Company’s practice to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2012 and 2011, the Company had no accrued interest and penalties related to uncertain tax positions.

As of December 31, 2012, the Company had $125,000 of unrecognized tax benefits. The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months.

Tax years for which the Company has carryforward net operating loss and credit attributes remain subject to examination by federal and state tax authorities. Accordingly, all of the Company’s tax years remain subject to examination by respective tax authorities.

12. 401K Plan

On April 19, 2011, the Company adopted the Incline Therapeutics 401K Plan, a qualified retirement plan, for the benefit of eligible Company employees. Employee contributions are voluntary and subject to certain limitations. The Company may match employee contributions in amounts to be determined at the Company’s sole discretion. To date, the Company has not made any matching contributions.

13. Subsequent Events

Management has reviewed and evaluated material subsequent events from the consolidated balance sheet date of December 31, 2012 through May 14, 2013, the date these financial statements were available to be issued.

Incline Therapeutics, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements (continued)

13. Subsequent Events (continued)

On December 11, 2012, the Company entered into an Agreement and Plan of Merger with The Medicines Company (the Acquisition), whereby, on January 4, 2013, The Medicines Company acquired 100% of the outstanding shares of the Company for $185.0 million in cash, including $13.0 million that was paid to Cadence to terminate the 2011 Option and $18.5 million that was paid into an escrow fund as required per the Acquisition agreement. Incline stockholders may also receive up to $205.0 million of additional payments upon the achievement of certain regulatory and sales milestones related to IONSYS. In addition, immediately prior to the Acquisition, the Company’s board of directors accelerated the vesting of 800,000 options to purchase shares of the Company’s common stock, contingent upon the closing of the Acquisition.